_______________________, 2001



CONFIDENTIAL

Ms. Donna Lynes-Miller
Gourmet Station, Inc.
1062 Euclid Avenue, NE
Atlanta, GA  30307

Re: Plan and Agreement of Merger dated ____________________, 2001 between Providence Capital V, Inc. and Gourmet Station, Inc.

Dear Ms. Lynes-Miller:

We render herewith our opinion as to certain matters pursuant to the Plan and Agreement of Merger dated _______________________, 2001 (the "Plan"), made by and among Providence Capital V, Inc. (the "Surviving Corporation" or "Providence") and GOURMET STATION, INC., a Colorado corporation (the "Disappearing Corporation"), involved in the Section 4(2), 4(6) or Regulation D private placement of common shares of Providence (the "Shares"), conducted in compliance with the Securities Act of 1933 (the "Act").

In rendering our opinion, we have examined and relied upon the following:

a--The Articles of Incorporation of the Surviving Corporation filed with the State of Colorado.

b--The materials contained in the Plan, Disclosure Schedules and Certificates (the "Confidential Documents") concerning the transactions contemplated thereby and the issuance by the Surviving Corporation of up to three million two hundred fifty thousand (3,250,000) common shares (the " Shares") to the Shareholders of the Disappearing Corporation on a pro rata basis;


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Donna Lynes-Miller, President
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c--The Certificate of Good Standing dated ______________________, 2001, attached hereto as Exhibit "A" (the "Company's Certificate").

d--Such other documents and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.

For the purposes of rendering this opinion, we have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed. Furthermore, we express no opinion as to the validity of any of the assumptions, form, or content of any financial or statistical data contained in the Confidential Documents. We do not assume any obligation to advise officers, directors, their advisors or representatives of the parties to the Plan, beyond the opinions specifically expressed herein. The terms used in this opinion shall have the meaning ascribed to them in the Plan and other documents relied upon in rendering our opinion.


                                Scope of Opinion

This Opinion deals only with the specific legal issues explicitly addressed herein. We have made no independent review with respect to factual matters contained in the Documents and in any ancillary applicable documents and have assumed that all factual matters are accurate and complete. Notwithstanding anything to the contrary contained in this opinion, no opinion is expressed with respect to any factual matters or any matters involving the business judgment of the parties thereto.


                                 Governing Law

The law covered by the opinions expressed herein is limited to the law of the State of Colorado and the Federal law of the United States of America.


                                Scope of Review

For the purpose of rendering the opinions contained herein, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate in our professional judgment, including, but not limited to the Documents.


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Donna Lynes-Miller, President
_________________, 2001
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                             Information Relied Upon

For the purpose of rendering the opinions contained herein, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate in our professional judgment. We have relied upon information (including statements having the effect of legal conclusions) in certificates and other documents issued by government officials, offices or agencies concerning the Company's property or status (the "Public Authority Documents"'), which we reasonably believe to be an appropriate source for the information provided, without (i) investigation or (ii) analysis of any underlying data supporting information contained in any certificate or other document.

Based upon the assumptions set forth below, our review of the above documents and our reliance, as to factual matters, upon the representations identified in paragraphs (a)-(d) above, and subject to the qualifications listed herein, we are of the opinion that:

1. The Surviving Corporation is a duly organized and validly existing corporation under the laws of the State of Colorado, and upon the filing of required state documents with the appropriate authorities, is fully authorized to transact the business in which it is engaged in accordance with the Plan and as described in the Confidential Documents.

2. The Shares, when issued, will be validly and legally issued under the laws of the State of Colorado. The Shares, when issued, will be fully paid and non-assessable.

3. The Shares, when issued, will conform in all material respects to all statements concerning them contained in the Confidential Documents.

4. In our opinion, the Shares have been validly authorized by the Company.

5. The Plan has been duly authorized, executed and delivered and is a valid and binding agreement of the Surviving Corporation, having adequate authorization and having taken all action necessary to authorize the indemnification provisions contained therein; provided, however, that no opinion is rendered as to the validity or enforceability of such


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Donna Lynes-Miller, President
_________________, 2001
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indemnification provisions insofar as they are or may be held to be violative of public policy (under either state or federal law) against such types of provisions in the context of the offer, offer for sale, or sale of securities.

6. In addition to the Shares, the existing shareholders of Providence, listed on Exhibit "C", attached hereto, hold an aggregate of 750,000 shares (the "Providence Commons Stock"). The shares of Providence Common Stock are among those registered on the S-8.

                                  Assumptions

For the purposes of this Opinion, we have assumed, without investigation, that:

(a) The Company holds the requisite title and rights to its property.

(b) The Company and Shareholders have satisfied those legal requirements that are applicable to it to the extent necessary to make the transactions described above (hereinafter the "Transactions") enforceable against them.

(c) Each document submitted to me for review is accurate and complete; each such document that is an original is authentic; each such document that is a copy conforms to an authentic original; and all signatures on each such document are authentic.

(d) Each Public Authority Document is accurate, complete and authentic, and all official public records (including their property indexing and filing) are accurate and complete.

(e) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(f) The conduct of the Company, the Shareholders and any assigns has complied with any requirement of good faith, fair dealing and conscionability.

(g) The parties to the Transactions have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or interest transferred or created as part of, the Transactions.


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Donna Lynes-Miller, President
_________________, 2001
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(h) There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Documents.

(i) All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the State of Colorado, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in Colorado, and are in a format that makes legal research reasonable feasible.

(j) The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in Colorado has specifically addressed but not resolved, or has established its' unconstitutionality or invalidity.

(k) The parties to the Transactions will not in the future take any discretionary action (including a decision not to act) permitted under the Documents that would result in a violation of law or constitute a breach or default under the Documents.

(l) All parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.


                 No Actual Knowledge Inconsistent with Assumptions

We have no actual knowledge that the assumptions set forth above and which we have relied upon in rendering the opinions herein are false nor do we have actual knowledge of facts that, under the circumstances, would make our reliance on the information and assumptions unreasonable.


                        Bankruptcy and Insolvency Exception

The opinions expressed above are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally. This exception includes without limitation the Federal Bankruptcy Code; all other Federal and Colorado bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (and not just creditors of specific types of debtors); Colorado and Federal fraudulent transfer and

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Donna Lynes-Miller, President
_________________, 2001
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conveyance laws; and judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities.


                           Equitable Principles Limitation

The opinions expressed above are subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

 (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines' in the discretion of the court to which application for such relief is made;

(b) affording equitable defenses (for example, waiver, laches and estoppel) against a party seeking enforcement;

(c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

(d) requiring reasonableness in the performance and enforcement of a contract by the party seeking its enforcement;

(e) requiring consideration of the materiality of (i) the breach and (ii) the consequences of the breach to you;

(f) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

(g) affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.


                               Other Qualifications

The opinions expressed above are subject to the effect of the application of generally applicable rules of law that:


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Donna Lynes-Miller, President
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(a) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness;

(b) provide that forum selection clauses in contracts are not necessarily binding on the courts;

(c) limit the availability of a remedy under certain circumstances where another remedy has been elected;

(d) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

(e) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(f) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

(g) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure, unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

(h) limit the enforceability of any provisions of any Document that waives procedural, judicial or substantive rights, such as rights to notice, right to a jury trial, statutes of limitations and marshaling of assets; or


                             Legal Issues Not Addressed

This Opinion does not address legal issues, if any, arising under any of the following:

(a) pension and employee benefit laws and regulations;

(b) antitrust and unfair competition laws and regulations;

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Donna Lynes-Miller, President
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(c) laws and regulations concerning filing and notice requirements other than requirements applicable to charter-related documents such as articles of merger;

(d) compliance with fiduciary duty requirements;

(e) environmental laws and regulations;

(f) land use and subdivision laws and regulations;


(g) tax laws and regulations;

(h) Federal patent and copyright laws and regulations and Federal and state trademark and other intellectual property laws and regulations;

(i) racketeering laws and regulations;

(j) health and safety laws and regulations;

(k) labor laws and regulations;

(l) laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and
(iii) criminal and civil forfeiture laws; or

(m) other statutes of general application to the extent they provide for criminal prosecution.


                           "Actual Knowledge" Defined

For the purposes of this Opinion, the phrases "our actual knowledge" or "actually known to us" mean the conscious awareness of facts or other information (i) by the lawyers in this firm who have given substantive legal attention to the representation of the Company in connection with the Transactions, and (ii) solely as to information relevant to a particular opinion, issue or confirmation regarding a particular factual matter, by any lawyer in our firm who is primarily responsible for providing the response concerning that particular opinion, issue or confirmation.


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The Board of Directors
Donna Lynes-Miller, President
_________________, 2001
__________________________

                            No Obligation to Update

The opinions herein are expressed as of the date of this Opinion, and we undertake no obligation to advise you of changes of law or fact that occur after the date of this Opinion.

                             Reliance Upon Opinion

Our opinion is limited to the specific opinions expressed above. No other opinions are intended to be inferred therefrom. This opinion is addressed to and is for the benefit solely of ______________________________ and its Board of Directors, and no other person or persons shall be furnished a copy of this opinion or are entitled to rely on the contents herein without our express written consent. In the event that any of the facts are different from those which have been furnished to us and upon which we have relied, the conclusions as set forth above cannot be relied upon.

Very truly yours,


Nadeau & Simmons, P.C.

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